                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             NEW VALLEY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             NEW VALLEY CORPORATION
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 4, 2001

To the Stockholders of New Valley Corporation:

     The Annual Meeting of Stockholders of New Valley Corporation, a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131, on Monday, June 4, 2001, at 11:00 a.m., local time, or at any postponement or adjournment thereof, for the following purposes:

          1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

          2. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

     Vector Group Ltd., which owns approximately 56.3% of the Common Shares, has advised the Company that it intends to vote its Common Shares for these matters. Therefore, approval of such matters by the stockholders of the Company is assured.

     Every holder of record of Common Shares of the Company at the close of business on April 17, 2001 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 25, 2001 to June 4, 2001, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 are enclosed herewith.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          -----------------------------------
                                          Bennett S. LeBow
                                          Chairman of the Board of Directors
Miami, Florida
April 30, 2001

                             NEW VALLEY CORPORATION
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors of New Valley Corporation, a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 4, 2001, at 11:00 a.m., local time, and at any postponement or adjournment. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of Common Shares of the Company at the close of business on April 17, 2001 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. At the record date, the Company had outstanding 22,813,063 Common Shares. This proxy statement, accompanying notice and proxy and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 are first being mailed to stockholders on or about May 4, 2001.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board's nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.

     As of the record date, Vector Group Ltd. ("Vector") owned approximately 56.3% of the Common Shares of the Company. Bennett S. LeBow, the controlling stockholder of Vector, is Chairman of the Board and Chief Executive Officer of the Company.

     Vector has advised the Company that it intends to vote all of its Common Shares in favor of the election of the eight nominated directors. Such action by Vector will be sufficient to elect these directors without any action on the part of any other holder of Common Shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding all persons known by the Company to own beneficially more than 5% of the Company's Common Shares, the only class of its voting securities, and Warrants as of the record date. The number of shares beneficially owned by each beneficial owner listed below is based upon the numbers reported by such owner in documents publicly filed with the SEC, publicly available information or information available to the Company. The number of shares and percentage of class include shares of which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

                                                            NUMBER
                                                              OF                         NUMBER
                                                            COMMON       PERCENTAGE        OF       PERCENTAGE
NAME AND ADDRESS                                            SHARES        OF CLASS      WARRANTS     OF CLASS
----------------                                          ----------     ----------     ---------   ----------
Bennett S. LeBow........................................  12,849,118(1)     56.3%(2)    3,069,663      17.2%
Vector Group Ltd.
BGLS Inc.
  100 S.E. Second Street
  Miami, FL 33131
New Valley Holdings, Inc.
  209B Baynard Building
  3411 Silverside Road
  Wilmington, DE 19810

Carl C. Icahn...........................................   1,262,686(3)      5.5%(4)      312,301       1.7%
  c/o Icahn Associates Corp.
  767 Fifth Avenue
  New York, NY 10153

Canyon Capital Advisors LLC.............................   1,142,360(5)      5.0%(6)       57,118         *
Mitchell R. Julis
Joshua S. Friedman
R. Christian B. Evensen
  Suite 200
  9665 Wilshire Boulevard
  Beverly Hills, CA 90212

---------------

  * The percentage beneficially owned does not exceed 1% of the class.
(1) Based on Amendment No. 17 to Schedule 13D dated June 7, 1999, filed jointly by Vector, BGLS Inc., New Valley Holdings Inc., a direct wholly-owned subsidiary of BGLS, and Bennett S. LeBow. According to the filing, BGLS exercises sole voting power and sole dispositive power, over 85,602 Common Shares and 1,260,349 Warrants and New Valley Holdings exercises sole voting power and sole dispositive power over 12,763,516 Common Shares and 1,809,314 Warrants. Each of BGLS and New Valley Holdings disclaims beneficial ownership of the shares beneficially owned by the other under Rule 13d-3 under the Exchange Act, or for any other purpose. Each of Vector and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose.
(2) Assuming exercise of the warrants held by the named individual and entities only, the percentage of class would be 61.5%. Assuming exercise of all outstanding warrants, the percentage of class would be 39.1%.
(3) Based on Schedule 13D dated June 4, 1999, filed by Carl C. Icahn and affiliated entities. These shares include 1,262,686 Common Shares and 311,301 Warrants of which Tortoise Corp. has sole voting power and sole dispositive power and 20,000 Common Shares and 1,000 Warrants of which Little Meadows Corp. has sole voting power and sole dispositive power. Both of these corporations are 100% owned by Mr. Icahn, who has shared voting power and shared dispositive power over 1,262,686 Common Shares and 312,301 Warrants.
(4) Assuming exercise of the warrants held by the named individual only, the percentage of class would be 6.8%. Assuming exercise of all outstanding warrants, the percentage of class would be 3.9%.
(5) Based on Schedule 13D dated March 5, 1999, filed by the named individuals and entities. Canyon Capital Advisors LLC is an investment advisor to various managed accounts. Capital Advisors LLC is owned in equal shares by entities controlled by Messrs. Julis, Friedman and Evensen. The named entity and individuals have reported that, as of March 5, 1999, the entity had sole power, and the individuals shared power, to vote or to direct the voting and to dispose or direct the disposition of 1,142,360 Common Shares.
(6) Assuming exercise of the warrants held by the named individuals and entities only, the percentage of class would be 5.2%. Assuming exercise of all outstanding warrants, the percentage of class would be 2.9%.

     The following table sets forth, as of the record date, the beneficial ownership of the Common Shares and Warrants by each of the Company's directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. The percentage of each class includes securities of which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Unless otherwise indicated, each person possesses sole voting and investment power with respect to securities indicated as beneficially owned.

                                                               NUMBER
                                                                 OF                       NUMBER
                                                               COMMON     PERCENTAGE        OF       PERCENTAGE
NAME                                                           SHARES      OF CLASS      WARRANTS     OF CLASS
----                                                         ----------   ----------     ---------   ----------
Bennett S. LeBow(1)(4).....................................  12,849,118      56.3% (8)   3,069,663      17.2%
Howard M. Lorber(2)(4).....................................     763,592       3.2% (9)     425,445       2.3%
Richard J. Lampen(4).......................................           0        --                0        --
Henry C. Beinstein(3)(5)...................................      11,499         *          172,500       1.0%
Arnold I. Burns(5).........................................           0        --                0        --
Ronald J. Kramer(5)........................................           0        --                0        --
Barry W. Ridings(5)........................................           0        --                0        --
Victor M. Rivas(5) (7).....................................     159,105         *                0        --
Marc N. Bell(6)............................................           0        --                0        --
J. Bryant Kirkland III(6)..................................           0        --                0        --
All directors and executive officers as a group (10
  persons).................................................  13,783,314      59.9% (10)  3,667,608      20.1%

---------------

   * The percentage beneficially owned does not exceed 1% of the class.
 (1) Includes the BGLS shares and the New Valley Holding shares, as to which Mr. LeBow disclaims beneficial ownership. See footnote (1) to the preceding table.
 (2) Includes 43,555 Common Shares and 389,333 Warrants subject to employee stock options exercisable within 60 days of the record date.
 (3) Includes 833 Common Shares and 12,500 Warrants beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.
 (4) The named individual is a director and an executive officer of the Company.
 (5) The named individual is a director of the Company.
 (6) The named individual is an executive officer of the Company.
 (7) Represents shares subject to employee stock options exercisable within 60 days of the record date.
 (8) Assuming exercise of the warrants held by the named individual only, the percentage of class would be 61.5%. Assuming exercise of all outstanding warrants, the percentage of class would be 39.1%.
 (9) Assuming exercise of the warrants held by the named individual only, the percentage of class would be 5.1%. Assuming exercise of all outstanding warrants, the percentage of class would be 2.9%.
(10) Assuming exercise of the warrants held by the group only, the percentage of class would be 65.9%. Assuming exercise of all outstanding warrants, the percentage of class would be 42.9%.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Company's by-laws provide that the number of directors shall be not more than nine and not less than three as shall be determined from time to time by the board. The board of the Company currently consists of eight directors. The present term of office of all directors will expire at the annual meeting.

     Provided a quorum is present, directors are elected by a plurality of the votes cast at an election, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election as directors are discussed below. Although each nominee presently intends to serve, if any nominee is unable or unwilling to serve, the board may nominate another person in substitution. In that case, the persons named as proxies in the accompanying proxy card will vote FOR the election of the substitute nominee for director.

     The board recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth, as of the record date, certain information as to each of the nominees. Each nominee is a citizen of the United States.

                                                                                            DIRECTOR
NAME AND ADDRESS                             AGE           PRINCIPAL OCCUPATION               SINCE
----------------                             ---      -------------------------------    ---------------
Bennett S. LeBow...........................  63       Chairman of the Board and Chief      December 1987
  New Valley Corporation                              Executive Officer of the
  100 S.E. Second Street                              Company
  Miami, FL 33131

Howard M. Lorber...........................  52       President and Chief Operating         January 1991
  New Valley Corporation                              Officer of the Company
  100 S.E. Second Street
  Miami, FL 33131

Richard J. Lampen..........................  47       Executive Vice President and             July 1996
  New Valley Corporation                              General Counsel of the Company
  100 S.E. Second Street
  Miami, FL 33131

Henry C. Beinstein.........................  58       Executive Director,                  November 1994
  Schulte Roth & Zabel LLP                            Schulte Roth & Zabel
  919 Third Avenue                                    LLP
  New York, NY 10022

Arnold I. Burns............................  71       Managing Director, Arnhold and       November 1994
  Arnhold and S. Bleichroeder, Inc.                   S. Bleichroeder, Inc
  1345 Avenue of the Americas
  New York, NY 10105

Ronald J. Kramer...........................  42       Managing Director, Dresdner          November 1994
  Dresdner Kleinwort Wasserstein, Inc.                Kleinwort Wasserstein, Inc.
  1301 Avenue of the Americas
  New York, NY 10019

Barry W. Ridings...........................  49       Managing Director,                   November 1994
  Lazard Freres & Co. LLC                             Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020

Victor M. Rivas............................  57       Chairman and Chief Executive          October 1999
  Ladenburg Thalmann & Co. Inc.                       Officer of Ladenburg Thalmann
  590 Madison Avenue                                  & Co. Inc.
  New York, NY 10022

     BENNETT S. LEBOW has been Chairman of the Board of the Company since January 1988 and Chief Executive Officer since November 1994 and currently holds various positions with the Company's subsidiaries. Since June 1990, Mr. LeBow has been the Chairman of the Board and Chief Executive Officer of Vector, a New York Stock Exchange-listed holding company, and since October 1986 has been a director of Vector. Since November 1990, he has been Chairman of the Board and Chief Executive Officer of BGLS, which directly or indirectly holds Vector's equity interests in several private and public companies. Mr. LeBow has been a director of Liggett Group Inc., a manufacturer and seller of cigarettes, since June 1990. Liggett is a wholly-owned subsidiary of BGLS.

     HOWARD M. LORBER has been President and Chief Operating Officer of the Company since November 1994. Since January 2001, Mr. Lorber has been President and Chief Operating Officer of Vector and BGLS, where he also serves as a director. Mr. Lorber has been Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries to qualified pension and profit sharing plans, and various of its affiliates since 1975. Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan's Famous, Inc., a chain of fast food restaurants; a consultant to Vector and Liggett from January 1994 to January 2001; a director and member of the audit committee of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and a director and member of the audit committee of Prime Hospitality Corp., a company doing business in the lodging industry, since May 1994.

     RICHARD J. LAMPEN has been the Executive Vice President and General Counsel of the Company since October 1995. Since July 1996, Mr. Lampen has served as Executive Vice President of Vector and BGLS and since November 1998 as President and Chief Executive Officer of CDSI Holdings Inc., a marketer of an inventory control system in which the Company has a controlling interest. Mr. Lampen has been a director of Thinking Machines Corporation, a developer and marketer of data mining and knowledge discovery software in which the Company has a controlling interest, since February 1996 and a director of CDSI since January 1997. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A., Spec's Music Inc. and Panaco, Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

     HENRY C. BEINSTEIN became the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, in August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand.

     ARNOLD I. BURNS has been a Managing Director at Arnhold and S. Bleichroeder, Inc., an investment bank, since February 1999. Mr. Burns was a partner of Proskauer Rose LLP from September 1988 to January 1999. Mr. Burns was Associate Attorney General of the United States in 1986 and Deputy Attorney General from 1986 to 1988.

     RONALD J. KRAMER has been a Managing Director at Dresdner Kleinwort Wasserstein, Inc., an investment bank, since July 1999. Mr. Kramer was the Chairman of the Board and Chief Executive Officer of Ladenburg Thalmann & Co. Inc., a broker-dealer and investment bank, from December 1995 to July 1999. Ladenburg is an indirect wholly-owned subsidiary of the Company. Mr. Kramer currently serves as a director of Griffon Corporation, Lakes Gaming, Inc. and TMP Worldwide Inc.

     BARRY W. RIDINGS has been a Managing Director at Lazard Freres LLC since June 1999. Mr. Ridings was a Managing Director of Deutsche Banc Alex. Brown, an investment bank, from March 1990 to June 1999. Mr. Ridings currently serves as a director of Furr's Restaurant Group Inc.

     VICTOR M. RIVAS has been Chairman and Chief Executive Officer of Ladenburg since July 1999, and an employee of that firm since September 1997. Prior to joining Ladenburg, Mr. Rivas served as an officer of the brokerage firms of Rickel & Associates, Inc. from March 1997 to September 1997 and Janssen-Meyers Associates, L.P. from January 1996 to March 1997. Mr. Rivas had previously served as Chairman of the Board and Chief Executive Officer of Conquest Industries Inc. and its subsidiary, Conquest Airlines Corp.

BOARD OF DIRECTORS AND COMMITTEES

     During 2000, the Board held one meeting. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which he was a member held during such period except for Mr. Ridings who attended 66.7%. During that period, the executive committee, currently composed of Messrs. LeBow, as Chairman, Lorber and Burns, acted by written consent three times, the audit committee, currently composed of Messrs. Beinstein, Burns and Ridings, met four times, and the stock plan committee, consisting of Messrs. Beinstein and Ridings, met once.

     The executive committee exercises, in the intervals between meetings of the Board, all the powers of the board in the management and affairs of the Company.

     The audit committee reviews the services to be performed by the Company's independent accountants, makes recommendations regarding the engagement of the independent accountants and reviews the quarterly and year-end financial statements of the Company with management and the independent accountants. See "Audit Committee Report".

     The stock plan committee administers the Company's 2000 Long-Term Incentive Plan.

     The Board does not have a separate compensation committee and acts on compensation matters as a committee of the whole. For information on the compensation of the Company's executive officers, see "Board Report on Executive Compensation". The Company does not have a nominating committee.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2000, the Company's Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 (collectively, the "named executive officers").

                         SUMMARY COMPENSATION TABLE (1)

                                                                                                        LONG-TERM
                                                                ANNUAL COMPENSATION                   COMPENSATION
                                                      ----------------------------------------   -----------------------
                                                                                                              SECURITIES
                                                                                                                UNDER-
                                                                                    OTHER        RESTRICTED     LYING
                  NAME AND                                                         ANNUAL          STOCK       OPTIONS
             PRINCIPAL POSITION                YEAR     SALARY       BONUS      COMPENSATION      AWARD(S)       (#)
             ------------------                ----   ----------    --------   ---------------   ----------   ----------
Bennett S. LeBow.............................  2000   $2,000,000          --       $67,085(2)          --           --
  Chairman and Chief Executive                 1999    2,000,000          --        56,946(2)          --           --
  Officer                                      1998    2,000,000          --                           --           --

Howard M. Lorber.............................  2000    1,650,000    $500,000        90,000(2)          --           --
  President and Chief Operating                1999    1,650,000     500,000        82,500(2)          --           --
  Officer                                      1998    1,400,000     250,000                           --           --

Richard J. Lampen............................  2000      750,000          --                           --           --
  Executive Vice President and                 1999      750,000          --                           --           --
  General Counsel(3)                           1998      750,000     750,000                           --           --

Marc N. Bell.................................  2000      300,000     100,000                           --           --
  Vice President, Associate                    1999      300,000          --                           --           --
  General Counsel and Secretary(4)             1998      300,000     300,000                           --           --

J. Bryant Kirkland III.......................  2000      250,000     100,000                           --           --
  Vice President, Chief Financial              1999      250,000          --                           --           --
  Office and Treasurer(5)                      1998      200,000     200,000                           --           --

---------------

(1) Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.
(2) Represents allowances paid by the Company to an entity affiliated with Mr. LeBow and to Mr. Lorber for lodging and related business expenses.

(3) The table reflects 100% of Mr. Lampen's salary and bonus, all of which are paid by the Company, and includes his salary and bonus from the Company and a bonus of $500,000 awarded by Vector for 1998. Of Mr. Lampen's salary and bonus from the Company, 25% of his salary (or $187,500 per year) and all of the 1998 bonus from Vector have been reimbursed to the Company by Vector.
(4) The table reflects 100% of Mr. Bell's salary and bonus, all of which are paid by Vector. Of Mr. Bell's salary and bonus from Vector, $150,000 in 2000 and in 1999 and $200,000 in 1998 has been reimbursed to Vector by the Company.
(5) The table reflects 100% of Mr. Kirkland's salary and bonus, all of which are paid by the Company, and includes his salary and bonus from the Company and a bonus of $200,000 awarded by Vector for 1998. Of Mr. Kirkland's salary and bonus from the Company, 25% of his salary (or $62,500 in 2000 and in 1999 and $50,000 in 1998) and all of the 1998 bonus from Vector have been reimbursed to the Company by Vector.

     The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 2000. There were no stock options exercised by the named executive officers during 2000.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS AT                    OPTIONS AT
                                                              DECEMBER 31, 2000            DECEMBER 31, 2000*
                                                         ---------------------------   ---------------------------
                         NAME                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         ----                            -----------   -------------   -----------   -------------
Howard M. Lorber
  Common Shares........................................     43,555         21,778       $    -0-       $    -0-
  Warrants.............................................    389,333        194,667

---------------

* Calculated using the closing price of $3.00 per Common Share and $.0938 per Warrant on December 29, 2000 less the option exercise price.

COMPENSATION OF DIRECTORS

     In 2000, each non-employee director of the Company received an annual fee of $35,000 for serving on the board of directors, an annual fee of $60,000 for serving on the executive committee thereof and a $1,000 fee for attendance at each meeting of the board of directors or a committee thereof other than the executive committee. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board.

EMPLOYMENT AGREEMENTS

     Bennett S. LeBow is a party to an employment agreement with the Company dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before this date. As of January 1, 2001, Mr. LeBow's annual base salary was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times his then current base salary.

     Howard M. Lorber is a party to an employment agreement with the Company dated June 1, 1995. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2001, Mr. Lorber's annual base salary was $1,650,000. The Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. In addition, the Board may award an annual bonus to Mr. Lorber in its sole discretion. The board awarded Mr. Lorber a bonus of $500,000 for 2000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change of control, he would receive a lump sum payment equal to
2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.

     Richard J. Lampen is a party to an employment agreement with the Company dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period before the termination date. As of January 1, 2001, his annual base salary was $750,000. In addition, the Board may award an annual bonus to Mr. Lampen in its sole discretion. The Board may increase but not decrease Mr. Lampen's base salary from time to time in its sole discretion. Following termination of his employment without cause, he would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

     J. Bryant Kirkland III is a party to an employment agreement with the Company dated August 1, 1999. The agreement had an initial term of one year from August 1, 1999 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the ninety-day period prior to the termination date. As of January 1, 2001, his annual base salary was $250,000. In addition, the Board of Directors may award an annual bonus to Mr. Kirkland in its sole discretion. The Board may increase but not decrease Mr. Kirkland's base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Kirkland would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not currently have a compensation committee. The Board acts on compensation matters as a committee of the whole. During 2000, Messrs. LeBow, Lorber, Lampen and Rivas served as an officer or employee of the Company or its subsidiaries.

BOARD REPORT ON EXECUTIVE COMPENSATION

     The policy of the Company regarding the compensation of its executive officers is to maintain a total compensation program competitive with comparable companies so as to attract and retain highly qualified personnel.

     In June 1995, the Company entered into employment agreements with Messrs. LeBow and Lorber, after it had engaged an independent executive compensation advisor to advise as to their compensation. In addition, the Company had appointed Messrs. Burns, Ridings and a former director as members of an ad hoc committee to review the advisor's report and make a recommendation to the board on their compensation. The committee evaluated various factors, including the roles of Messrs. LeBow and Lorber in effecting recent material transactions entered into by the Company, their prior services to the Company, and the compensation levels of other senior executive officers at comparable companies performing comparable services. In determining the appropriate compensation level for Mr. LeBow's employment agreement, the board, after a review of such matters, including the recommendation of the committee and the report of the advisor, accepted the recommendation of the committee. First, the board noted that the Company's bankruptcy plan provided that the compensation paid to Mr. LeBow for services rendered in his capacity as an officer or director of the Company could not exceed $2,000,000 per year, and that these restrictions were extensively discussed during the Company's reorganization proceedings. The board of directors then determined, based upon additional recommendations of the committee and the advisor's report, that:

     - the Company had been relying on a temporary exemption from registration pursuant to Rule 3a-2 under the Investment Company Act of 1940;

     - implementation of the Company's strategy of acquisitions and dispositions in connection therewith would involve complex matters requiring dedicated senior management;

     - Mr. LeBow possessed substantial experience in acquiring and managing operating companies;

     - the proposed annual compensation level of $2,000,000 for Mr. LeBow was reasonable compared to the compensation levels of other chief executive officers at comparable companies performing comparable services; and

     - because Mr. LeBow's compensation was limited to $2,000,000 per year under the Company's bankruptcy plan, as indicated above, Mr. LeBow would not receive any bonus or other payment based upon the Company's performance. (These provisions of the bankruptcy plan terminated upon consummation of the Company's recapitalization in June 1999.)

     In determining the compensation levels of the Company's other executive officers, the board of directors reviews the officer's prior experience, including in acquiring and managing operating companies, and the officer's contribution to the Company's strategy in the area. The board also compares the salary of the officer with the compensation levels of other executive officers performing comparable services, both in the Company and of comparable companies. The employment agreements of certain executive officers provide for the payment of bonuses at the sole discretion of the board. Based on various factors, Mr. Lorber was awarded a bonus of $500,000 by the board for 2000 and Mr. Kirkland was awarded a bonus of $100,000.

     In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally provides that no publicly held company may deduct compensation in excess of $1 million paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

     - the compensation is payable solely on account of the attainment of performance goals;

     - the performance goals are determined by a compensation committee of two or more outside directors;

     - the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

     - the compensation committee certifies that the performance goals were met.

This limitation is applicable to compensation paid by the Company to certain of its executive officers. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company's net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company's alternative minimum tax by up to 2% of such disallowed amount.

     The foregoing information is provided by the board of directors.

                                          Henry C. Beinstein
                                          Arnold I. Burns
                                          Ronald J. Kramer
                                          Richard J. Lampen
                                          Bennett S. LeBow
                                          Howard M. Lorber
                                          Barry W. Ridings
                                          Victor M. Rivas

AUDIT COMMITTEE REPORT

     The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Composition and Independence. The audit committee of the board of directors is composed of three independent directors, as defined by the National Association of Securities Dealers' rules. The members of the audit committee are Henry C. Beinstein, Arnold I. Burns and Barry W. Ridings.

     Responsibilities. The responsibilities of the audit committee include, among other things, reviewing the services performed and to be performed by the Company's independent accountants, making recommendations regarding the engagement of the independent accountants and reviewing the quarterly and year-end financial statements of the Company with management and the independent accountants. The audit committee operates under a written charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix A.

     Review with Management and Independent Accountants. In connection with the December 31, 2000 financial statements, the audit committee met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent accountants.

     The audit committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, received the written disclosures and letter from the independent accountants required by Independence Standards Board Statement No. 1, and discussed with the independent accountants, PricewaterhouseCoopers LLP, the firm's independence.

     Based upon its review of the financial statements, its discussions with management and the independent accountants, and the report of the independent accountants to the audit committee, the audit committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission.

     This report is submitted by the audit committee of the Company.

                                          Henry C. Beinstein
                                          Arnold I. Burns
                                          Barry W. Ridings

     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year were $354,000.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers LLP to the Company for financial information systems design and implementation.

     All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the last fiscal year were $166,678. The audit committee has considered whether PricewaterhouseCoopers LLP's independence is compatible with rendering the non-audit services during the last fiscal year.

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Shares, the S&P 500 Index, the S&P SmallCap 600 Index, and the NASDAQ Composite Index for the five years ended December 31, 2000. The graph assumes the value of the investment in the Common Shares and each index was $100 on December 31, 1995 and that all dividends were reinvested. No dividends were paid on Common Shares in the years indicated below. The Company does not believe that it can reasonably identify a "peer group" and, in lieu thereof, it has included statistical information with respect to companies in the S&P 500 Index, the S&P SmallCap 600 Index and the NASDAQ Composite Index. Stock prices are adjusted for stock splits and the 1999 recapitalization.

                                             NEW VALLEY
                                            CORPORATION              S&P 500            S&P SMALLCAP 600       NASDAQ COMPOSITE
                                            -----------              -------            ----------------       ----------------
12/95                                         $   100                $   100                $   100                $   100
12/96                                         $    24                $   123                $   121                $   123
12/97                                         $     9                $   164                $   152                $   150
12/98                                         $     9                $   210                $   150                $   210
12/99                                         $    12                $   253                $   168                $   391
12/00                                         $     6                $   230                $   188                $   238

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Lorber, a director and executive officer of the Company, is a stockholder and registered representative of Aegis, a broker-dealer that has performed services for the Company and its subsidiaries since before January 1, 2000. During 2000, Aegis received commissions and other income in the aggregate amount of approximately $100,000. Aegis, in the ordinary course of its business in 2000, engaged in brokerage activities with Ladenburg on customary terms. Mr. Lorber is also Chairman of the Board of Hallman & Lorber and its affiliates, which received ordinary and customary insurance commissions aggregating approximately $27,000 on various insurance policies issued for the Company and its affiliates.

     In 1995, the Company and Vector entered into an expense sharing agreement pursuant to which certain lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company expensed approximately $344,000 under this agreement for 2000.

     During 2000, Arnhold and S. Bleichroeder, Inc., of which Mr. Burns is a Managing Director, provided investment banking services to Vector in connection with the sale of Western Tobacco Investments LLC. The fees received for such services in 2000 did not exceed five percent of the investment bank's revenues.

     In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. organized Western Realty Development LLC to make real estate and other investments in Russia. The Company agreed, among other things, to contribute to Western Realty Development the Russian real estate assets of its subsidiary BrookeMil Ltd., and Apollo agreed to contribute $72 million. Western Realty Development made a $30 million participating loan to Western Tobacco Investments LLC, which held the interest of Vector in Liggett-Ducat Ltd. As a result of the sale of Western Tobacco Investments in August 2000, the loan was repaid and terminated, and the Company received $57.2 million of the proceeds from the sale and Apollo received $68.3 million.

     See "Item 3. Legal Proceedings", as well as Note 10 to the Company's Consolidated Financial Statements, in the accompanying annual report, for information concerning pending lawsuits relating to the Company's purchase of BrookeMil Ltd. from a subsidiary of Vector in January 1997 and the Company's June 1999 recapitalization.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP has been the independent accountants for the Company since March 1995 and will serve in that capacity for the 2001 fiscal year unless the board of directors deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they so desire.

                                 MISCELLANEOUS

ANNUAL REPORT

     The Company has mailed, with this proxy statement, copies of the annual report to each stockholder as of the record date. IF A STOCKHOLDER REQUIRES AN ADDITIONAL COPY OF THE ANNUAL REPORT, THE COMPANY WILL PROVIDE ONE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDER ADDRESSED TO THE COMPANY'S SECRETARY AT NEW VALLEY CORPORATION, 100 S.E. SECOND STREET, 32ND FLOOR, MIAMI, FLORIDA 33131.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, as well as persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2000, all reporting persons have timely complied with all filing requirements applicable to them.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2002 annual meeting of stockholders of the Company pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before January 2, 2002 in order to be eligible for inclusion in the Company's proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 20, 2002.

OTHER MATTERS

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for expenses incurred in forwarding soliciting material to the beneficial owners of Common Shares.

     The board of directors knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted on such matters in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          /s/ Bennett S. LeBow
                                          -----------------------------------
                                          Bennett S. LeBow
                                          Chairman of the Board of Directors

Date: April 30, 2001

                                                                      APPENDIX A

                             NEW VALLEY CORPORATION

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee (the "Committee"). The Committee shall be composed of three directors who are independent of the management of the company and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as Committee members.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     Unless a chairman of the Committee is elected by the board of directors, a majority of the members of the Committee may designate a chairman.

STATEMENT OF POLICY

     The Committee shall provide assistance to the board of directors in fulfilling its responsibility to the stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the company and the quality and integrity of the financial reports of the company. In so doing, the Committee should maintain free and open means of communication between the directors, the independent accountants and the financial management of the company.

     The independent accountants are accountable to the board of directors and the Committee who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

MEETINGS

     The Committee shall meet in person or telephonically with management at least four times annually as described below, or more frequently as circumstances dictate. As part of its objective to foster open communication, the entire Committee should meet at least annually with management and the independent accountants at the conclusion of the annual audit.

     The Committee should meet with the independent accountants and management quarterly, prior to the release of earnings and the filing of the Form 10-Q. The chairman may represent the entire Committee for this purpose.

RESPONSIBILITIES

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to help ensure to the directors and stockholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of high quality.

     In carrying out these responsibilities, the Committee will:

     - Review the financial statements contained in the annual report to stockholders with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any significant changes in accounting principles should be reviewed.

     - Consider the independent accountants' judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

     - Inquire of management and the independent accountants about significant risks or exposures and consider the steps management has taken to minimize such risk to the company.

     - Consider with the independent accountants and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that are illegal or otherwise improper. The Committee should consider and review any related significant findings and recommendations of the independent accountants and management's responses thereto.

     - Provide sufficient opportunity for the independent accountants to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent accountants' evaluation of the company's financial, accounting and auditing personnel and the cooperation that the independent accountants received during the course of the audit.

     - Recommend to the board of directors the selection of the independent accountants, considering independence and effectiveness. The Committee shall obtain a formal written statement on a periodic basis from the independent accountants delineating all relationships the independent accountants have with the company, consistent with Independence Board Standard 1. The Committee shall review and discuss with the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the board of directors take appropriate action to oversee the independence of the independent accountants.

     - Review, with the company's counsel, any legal matter that could have a significant impact on the company's financial statements.

     - Review and reassess the adequacy of the Committee's charter annually.

     - Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the board of directors.

     - Conduct or authorize investigations into any matters brought to its attention within the scope of its duties, with the power to retain outside counsel and other professionals for this purpose if, in its judgment, that is appropriate.

     - Prepare a report for inclusion in the annual proxy statement that describes the Committee's composition and responsibilities and how they were discharged.

                             NEW VALLEY CORPORATION

                                     PROXY

    SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2001 ANNUAL MEETING OF
                     STOCKHOLDERS OF NEW VALLEY CORPORATION

         The undersigned record holder of Common Shares, $.01 per value, of New Valley Corporation (the "Company") hereby constitutes and appoints each of Marc
N. Bell and J. Bryant Kirkland III, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2001 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 4, 2001 at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

                (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

[x]      PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

Item 1.  Election of Directors:

         FOR all nominees named at right (except as indicated to the
             contrary)                                                   [ ]

         WITHHOLD AUTHORITY to vote for all nominees named at right      [ ]

         Nominees: Bennett S. LeBow, Howard M. Lorber, Richard J. Lampen,
                   Henry C. Beinstein, Arnold I. Burns, Ronald J. Kramer, Barry W. Ridings and Victor M. Rivas.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------

         If not otherwise directed, this proxy will be voted FOR the election of the nominees.

         The Board of Directors recommends a vote FOR all nominees in Item 1.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.


               Signature _____________________ Date _____________

               Signature _____________________ Date _____________
                           IF HELD JOINTLY

NOTE: Please sign exactly as your name appears hereon. If signing as attorney, administrator, trustee, guardian or the like, please give full title as such. If signing for a corporation, please give your title.